Exhibit 99.1

Dell Technologies Completes Class V Transaction

ROUND ROCK, Texas, Dec. 28, 2018 –

News summary

•	Dell Technologies completes Class V transaction

•	Dell Technologies Class C common stock (NYSE: DELL) begins trading today on a regular-way basis on the New York Stock Exchange

•	Simplified corporate structure enables all public stockholders to participate in the future value creation of Dell Technologies

Full story

Dell Technologies announces the successful completion of the Class V transaction following approval of the transaction by its stockholders at a special meeting held on Dec. 11, 2018. Dell Technologies paid $14 billion in cash and issued 149,387,617 shares of its Class C common stock in connection with the Class V transaction. Dell Technologies Class V common stock (NYSE: DVMT) ceased trading prior to the opening of trading on Dec. 28, 2018. Dell Technologies Class C common stock (NYSE: DELL) began trading on Dec. 26, 2018 on a when-issued basis and begins trading today on a regular-way basis on the New York Stock Exchange.

Dell Technologies’ simplified corporate structure affords all public stockholders the opportunity to participate in the future value creation of the company through ownership of Dell Technologies Class C common stock, which reflects the entire business and assets of Dell Technologies. Dell Technologies has made significant investments to position the company to achieve sustainable long-term growth and share gain, and to become the leading and essential IT infrastructure company – from the edge to the core to the cloud – both for traditional and emerging IT infrastructure solutions.

“Our world is undergoing a digital transformation that will change every aspect of how we live, work and operate as a society,” said Michael Dell, chairman and CEO of Dell Technologies. “Dell Technologies was created to be the essential infrastructure company for this digital era, and with today’s announcement, we are aligning the interests of our stakeholders to benefit from the integrated innovations and value creation from across our entire family of businesses.”

Each outstanding share of Class V common stock has converted into the holder’s right to receive either (1) $120.00 in cash, without interest, subject to a cap of $14 billion on the aggregate cash consideration, or (2) 1.8066 shares of Class C common stock. Such exchange ratio was calculated based on the aggregate amount of cash elections described below, as well as the aggregate volume-weighted average price per share of Class V common stock on the New York Stock Exchange (as reported on Bloomberg) for the 17 consecutive trading day period that began on Nov. 28, 2018 and ended on Dec. 21, 2018, which was $104.8700.

Of the 199,356,591 shares of Dell Technologies Class V common stock outstanding as of the record date for the Class V transaction:

•	Cash elections were made with respect to 181,897,352 shares, or 91.2% of the total outstanding shares of Class V common stock; and

•

Share elections (including deemed share elections with respect to shares for which no elections were made) were made with respect to 17,459,239 shares, or 8.8% of the total outstanding shares of Class V common stock.

Because Class V stockholders elected in the aggregate to receive approximately $21.8 billion in cash, which exceeded the $14 billion cap on the aggregate cash consideration, the cash consideration will be subject to a proration factor of approximately 0.6414 ($14 billion cap on the aggregate cash consideration divided by approximately $21.8 billion of cash elected). Each Class V stockholder that has elected to receive cash for its shares of Class V common stock is entitled to receive cash consideration for such number of Class V shares, prorated by the proration factor, and will receive shares of Class C common stock for its remaining Class V common stock, together with cash in lieu of any fractional shares of Class C common stock.

Following the completion of the Class V transaction, Dell Technologies has approximately 171,909,324 outstanding shares of Class C common stock (or approximately 206,478,102 shares on a fully diluted basis, before applying the treasury stock method) and approximately 718,434,605 shares of common stock in total (or approximately 763,912,474 shares on a fully diluted basis, before applying the treasury stock method).

About Dell Technologies

Dell Technologies is a unique family of businesses that provides the essential infrastructure for organizations to build their digital future, transform IT and protect their most important asset, information. The company services customers of all sizes across 180 countries – ranging from 99 percent of the Fortune 500 to individual consumers – with the industry’s most comprehensive and innovative portfolio from the edge to the core to the cloud.

CONTACTS:

Investors: Investor_Relations@Dell.com

Media: Media.Relations@Dell.com

Copyright © 2018 Dell Inc. or its subsidiaries. All Rights Reserved. Dell Technologies, Dell, EMC, Dell EMC and other trademarks are trademarks of Dell Inc. or its subsidiaries. Other trademarks may be trademarks of their respective owners.

Dell Technologies Inc. Disclosure Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “will,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “aim,” “seek,” and similar expressions as they relate to Dell Technologies or its management are intended to identify these forward-looking statements. All statements by Dell Technologies regarding its expected financial position, revenues, cash flows and other operating results, business strategy, legal proceedings, and similar matters are forward-looking statements. The expectations expressed or implied in these forward-looking statements may not turn out to be correct. Dell Technologies’ results could be materially different from its expectations because of various risks, including but not limited to: (i) the risk as to the trading price of Class C common stock issued by Dell Technologies in the transaction relative to the trading price of shares of Class V common stock and VMware, Inc. common stock; and (ii) the risks discussed in the “Risk Factors” section of the registration statement on Form S-4 (File No. 333-226618) that has been filed with the SEC and declared effective, the risks discussed in the “Update to Risk Factors” section of the supplement to the definitive proxy statement/prospectus that has been filed with the SEC, and the risks discussed in Dell Technologies’ periodic and current reports filed with the SEC. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, Dell Technologies undertakes no obligation to update any forward-looking statement after the date as of which such statement was made, whether to reflect changes in circumstances or expectations, the occurrence of unanticipated events, or otherwise.